Exhibit 99.1

Tilly’s, Inc. Appoints Michael L. Henry as Chief Financial Officer

Irvine, CA – May 19, 2015 – Tilly’s, Inc. (NYSE: TLYS) today announced that the Company has appointed Michael L. Henry as Chief Financial Officer. Mr. Henry will join the Company as an employee effective May 26, 2015 to allow for a smooth transition into his new role and will assume the title and function of Chief Financial Officer effective as of June 13, 2015. As previously disclosed, Jennifer Ehrhardt, the Company’s current Chief Financial Officer, is resigning in June 2015.

Mr. Henry has served Quiksilver, Inc. since July 2012, most recently as Senior Vice President, Global Controller. Prior to joining Quiksilver, Mr. Henry served for over a decade at Pacific Sunwear of California, Inc. in several roles, including most recently as Senior Vice President and Chief Financial Officer from January 2008 to April 2011. Prior to that, Mr. Henry served in the audit practice of Deloitte & Touche LLP from September 1994 to September 2000. Mr. Henry is a certified public accountant (inactive).

“We are very pleased to welcome Mike to our senior management team,” said Daniel Griesemer, Chief Executive Officer. “His extensive background in financial management with growth-oriented, action sports inspired retailers is a great fit for Tilly’s. We have a strong finance team in place to support Mike and I am confident we will have a smooth transition over the coming weeks.”

Mr. Henry commented, “I am excited to be joining Tilly’s and working with the team to contribute to the Company’s future. As a leader in the industry, the Company has a strong financial foundation, dynamic and entrepreneurial leadership, and significant opportunities to further expand the Tilly’s concept throughout the country.”

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of May 12, 2015, operated 213 stores and through its website, www.tillys.com.

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com